Exhibit 4.15

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The description of the material features of the common stock, par value $0.875 per share (the “common stock”), of Dollar General Corporation (the “Company,” “we,” “us,” or “our”) is a summary, does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our amended and restated charter (the “Charter”), our amended and restated bylaws (the “Bylaws”), and applicable provisions of Tennessee law. Our Charter and our Bylaws are included as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

DESCRIPTION OF COMMON STOCK

Authorized Common Stock

We are currently authorized under the Charter to issue up to 1,000,000,000 shares of common stock, par value $0.875 per share.

Dividend Rights

Holders of common stock are entitled to receive dividends ratably if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of more than 50% of the shares of common stock can, if they choose to do so, elect all the directors. In such event, the holders of the remaining shares of common stock will not be able to elect any directors.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

Preemptive or Conversion Rights; Further Calls or Assessments; Redemption or Sinking Fund Provisions

Holders of common stock have no preemptive or conversion rights and, absent an individual agreement with us, are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock.

Listing

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DG.”

Transfer Agent and Registrar

EQ Shareowner Services is the transfer agent and registrar for our common stock.

Authorized but Unissued Shares

Tennessee law generally does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which will apply as long as our common stock is listed on the NYSE, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Removal of Directors; Vacancies

Our Charter and Bylaws provide that, unless otherwise provided in an applicable shareholders' agreement, any director may be removed from office, but only for cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in the election of directors. Additionally, our Charter provides that, unless otherwise provided in an applicable shareholders' agreement, any director may be removed from office, but only for cause, by the affirmative vote of a majority of our entire board of directors then in office. Our Charter and Bylaws provide that any vacancies on the board may be filled only by the board.

Calling of Special Meetings of Shareholders

Our Charter and Bylaws provide that special meetings of our shareholders may be called at any time but only (i) by the Chairman of the Board of Directors, by the chief executive officer, or upon a resolution by or affirmative vote of the Board of Directors, or (ii) upon a resolution by or affirmative vote of the Board of Directors upon written request received by the Corporate secretary of the Company from holders of record or beneficial owners (a) representing at least 25% of the voting power of our shares entitled to vote on the matter or matters to be brought before the proposed special meeting, provided that such shares have been owned continuously by such requesting shareholders for at least one year prior to the date of the shareholder special meeting request and (b) that have complied in full with the requirements set forth in our Bylaws, as amended from time to time.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of shareholders must provide timely notice of their proposal in writing to the Corporate Secretary. Generally, to be timely, a shareholder's notice must be received by our Corporate Secretary at our principal executive offices and within the following time periods:

●	in the case of an annual meeting of shareholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us; and

●	in the case of a special meeting of shareholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which notice of the date of the special meeting was given or public disclosure of the date of the special meeting was made, whichever occurs first.

In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of a shareholder's notice as described above. In addition, in the case of a shareholder requested special meeting, no shareholder may propose any business to be considered at the shareholder requested special meeting except pursuant to the shareholder special meeting request delivered pursuant to Article I, Section 2(b) of our Bylaws.

In addition, our Bylaws contain proxy access provisions that permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our stock continuously for at least three years, to nominate and include in our proxy materials candidates for election as directors. Such shareholder or group may nominate up to 20% of our board of directors, provided that the shareholder or group and the nominee(s) satisfy the requirements specified in our Bylaws. To use the proxy access procedure, a proper notice of proxy access nomination must be received by our Corporate Secretary at our principal executive offices not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that we commenced mailing of our definitive proxy materials (as stated in such materials) for the immediately preceding annual meeting of shareholders. In the event that no annual meeting of shareholders was held in the previous year or the date of the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the previous annual meeting of shareholders, to be timely, a notice of proxy access nomination must be so received by our Corporate Secretary not earlier than the close of business on the 150th day prior to the date of such annual meeting of shareholders and not later than the close of business on the later of the 120th day prior to the date of such annual meeting of shareholders or, if the first public announcement of the date of such annual meeting of shareholders is less than 130 days prior to the date of such annual meeting of shareholders, the 10th day following the day on which we first make public announcement of the date of such annual meeting of shareholders. In no event shall any adjournment or postponement of an annual meeting of shareholders or the announcement thereof commence a new time period (or extend any time period) for the giving of a notice of proxy access nomination as described above.

Forum Selection Provision

Our Bylaws provide for a forum selection provision which, unless we consent in writing to the selection of an alternative forum, requires (1) any (a) derivative action or proceeding brought on behalf of the Company, (b) action asserting a claim of breach of fiduciary duty owed by any director, officer, shareholder or employee of the Company to the Company or the Company’s shareholders, (c) action asserting a claim arising pursuant to any provision of the Tennessee Business Corporation Act, our

Charter or our Bylaws, or (d) action asserting a claim governed by the internal affairs doctrine, to be exclusively brought in a state or federal court located within Tennessee; and (2) the U.S. federal district courts to be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Tennessee Anti-Takeover Statutes

Under the Tennessee Business Combination Act and subject to certain exceptions, corporations subject to the Tennessee Business Combination Act may not engage in any "business combination" with an "interested shareholder" for a period of five years after the date on which the person became an interested shareholder unless the "business combination" or the transaction which resulted in the shareholder becoming an "interested shareholder" is approved by the corporation's board of directors prior to the date the "interested shareholder" attained that status.

“Business combinations” for this purpose generally include:

●	mergers, consolidations, or share exchanges;

●	sales, leases, exchanges, mortgages, pledges, or other transfers of assets representing 10% or more of the aggregate market value of consolidated assets, the aggregate market value of our outstanding shares, or our consolidated net income;

●	issuances or transfers of shares from us to the interested shareholder;

●	plans of liquidation or dissolution proposed by the interested shareholder;

●	transactions in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or

●	financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit, except proportionately as a shareholder.

Subject to certain exceptions, an "interested shareholder" generally is a person who, together with his or her affiliates and associates, owns, or within five years did own, 10% or more of our outstanding voting stock.

After the five-year moratorium, a corporation subject to the foregoing may complete a business combination if the transaction complies with all applicable charter and bylaw requirements and applicable Tennessee law and:

●	is approved by the holders of at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder; or

●	meets certain fair price criteria including, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (a) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (b) the highest preferential amount, if any, such class or series is entitled to receive on liquidation, dissolution, or winding up, plus dividends declared or due as to which such class or series is entitled prior to payment of dividends on some other class or series (unless such dividends are included in such preferential amount), or (c) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

We have elected to not be subject to the Tennessee Business Combination Act. We can give no assurance that we will or will not elect, through a charter or bylaw amendment, to be governed by the Tennessee Business Combination Act in the future.

We also have not elected to be governed by the Tennessee Control Share Acquisition Act which prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition" unless such voting rights have been previously approved by the disinterested shareholders. We can give no assurance that we will or will not elect, through a charter or bylaw amendment, to be governed by the Tennessee Control Share Acquisition Act in the future.

The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price in excess of fair market value, from a holder of 3% or more of our securities who has beneficially owned such securities for less than two years, unless the purchase has been approved by a majority of the outstanding shares of each class of our voting stock or we make an offer of at least equal value per share to all holders of shares of such class. The Tennessee Greenmail Act may make a change of control more difficult.

The Tennessee Investor Protection Act applies to tender offers directed at corporations, such as the Company, that have “substantial assets” in Tennessee and that are either incorporated in or have a principal office in Tennessee. Pursuant to the Tennessee Investor Protection Act, an offeror making a tender offer for an offeree company who beneficially owns 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed tender offer, is required to file a registration statement with the Tennessee Commissioner of Commerce and Insurance (the “Commissioner”). When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information concerning the takeover offer and may call for hearings. The Tennessee Investor Protection Act does not apply to an offer that the offeree company's board of directors recommends to shareholders.

In addition to requiring the offeror to file a registration statement with the Commissioner, the Tennessee Investor Protection Act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Tennessee Investor Protection Act prohibits fraudulent, deceptive, or manipulative acts or practices by either side and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company or any of their respective affiliates has engaged in or is about to engage in a violation of the Tennessee Investor Protection Act. Upon proper showing, the chancery court may grant injunctive relief. The Tennessee Investor Protection Act further provides civil and criminal penalties for violations.